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                                                                    Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE           EAGLE FOOD CENTERS

                                P.O. Box 6700, Rock Island, Illinois 61204-6700 Executive Offices & Distribution Center
                                Route 67 & Knoxville Road, Milan, Illinois 61264
                                Telephone:  309-787-7700/Fax:  309-787-7895

                                FROM:   S. Patric Plumley

                                TITLE:  Senior Vice President-CFO

                                DATE:   August 9, 2000

                EAGLE EXITS CHAPTER 11 - STOCK TO RESUME TRADING

         MILAN, ILLINOIS, (August 9, 2000)--Eagle Food Centers, Inc., (NASDAQ:
EGLE) announced today that the Company has consummated its first amended plan of reorganization relating to the voluntary petition under Chapter 11 of the Bankruptcy Code and has exited Chapter 11. This plan of reorganization was confirmed by the United States District Court for the District of Delaware on July 7, 2000.

         The Plan provided for, among other things, replacement of the Senior Notes with new notes that have the following material terms and conditions; (i) a maturity date of April 15, 2005, (ii) an interest rate of 11%, (iii) a $15 million reduction of outstanding principal by Eagle upon the effective date of the Plan; and (iv) Eagle may, at its option, redeem the New Senior Notes at 100% of the principal amount outstanding at the time of redemption. In addition, under the Plan, Eagle will give 15% of the fully-diluted common stock of Eagle to the holders of the Senior Notes, some of which will be returned to Eagle (up to 10%) upon the occurrence of certain events.

         In a related matter, NASDAQ has notified the Company that the trading halt on the Company's stock will be lifted on August 10, 2000 and the Company anticipates trading of its stock to resume on or after that date. Trading of the Company's stock was halted by NASDAQ on February 29, 2000 as a result of the Chapter 11 filing.

         "We are happy to report that the Company has exited from Chapter 11 and the Company's stock will resume trading", said Jeff Little, President and CEO. "We are looking forward to focusing our energies to step up the implementation of strategies we believe are necessary to perform as a successful company, benefiting our shareholders, customers, suppliers and associates."

         Eagle Food Centers, Inc., a leading regional supermarket chain headquartered in Milan, Illinois, operates 64 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Markets and BOGO'S Food and Deals.

                                       ###

This press release may include statements that constitute "forward-looking" statements. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.